EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Derek K. Cole	Joseph L. Turner
Director, Investor Relations	Chief Financial Officer
303-464-3986	303-464-5222
derek.cole@myogen.com	joe.turner@myogen.com

MYOGEN REPORTS 2004 THIRD QUARTER RESULTS

Denver, Colorado, November 3, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2004 third quarter results. As of September 30, 2004, the Company had cash, cash equivalents and investments of $132.2 million. Net loss attributable to common stockholders for the three months ended September 30, 2004 was $13.0 million, or $0.49 per share, compared with $52.3 million, or $50.29 per share, during the same period in 2003. Net loss attributable to common stockholders for the nine months ended September 30, 2004 was $42.2 million, or $1.59 per share, compared with $79.5 million, or $76.99 per share, during the same period in 2003.

“We continue to execute the development plans for our three product candidates,” said J. William Freytag, President and Chief Executive Officer of Myogen. “We are gratified by the support and confidence the investment community expressed in Myogen’s product pipeline, management and development plans with the completion of our $60 million financing in late September. With patient enrollment completed in the two Phase III registration trials for enoximone and progressing in the Phase III registration trials for ambrisentan and the Phase IIb study of darusentan, we are looking forward to next year when we expect to obtain important clinical trial results for all three product candidates.”

Product Portfolio Update

Enoximone:

•	ESSENTIAL I & II, the two pivotal Phase III trials evaluating enoximone capsules in patients with chronic heart failure, continue to progress in line with expectations. In May, the Company announced the completion of enrollment of 1,800 patients for the two trials, with patient treatment to continue until 956 patients have had a primary endpoint event (cardiovascular hospitalization or all-cause mortality). The Company expects that patient treatment in both trials will be completed by the end of this year. At that time, the mean patient treatment period will exceed 18 months. The Company expects to report preliminary, top-line results mid-year 2005.

•	EMOTE, a non-pivotal Phase III trial of enoximone capsules in 201 patients in advanced stages of chronic heart failure who are dependent on intravenous (i.v.) inotrope therapy, was completed in February 2004 and preliminary results were reported in March 2004. Additional results were presented at the 8th Annual Scientific Meeting of the Heart Failure Society of America on September 15, 2004 in Toronto, Canada.

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•	EMPOWER, an additional non-pivotal Phase III trial designed to provide potential marketing support, began enrollment in September 2003. Trial enrollment continues to progress, but remains slower than projected. The Company continues to monitor the viability of the trial.

The Company believes that if the ESSENTIAL trials are successful, the results will be adequate to support regulatory submission for enoximone capsules in the United States as well as in certain international markets. Although the Company does not believe that EMOTE or EMPOWER will be required for regulatory approval, it believes these studies may assist in regulatory and post-approval marketing efforts.

Ambrisentan: In January 2004, Myogen announced the initiation of patient enrollment in ARIES 1 & 2, the two pivotal Phase III trials evaluating ambrisentan in pulmonary arterial hypertension. The Company’s goal is to complete patient enrollment in the ARIES trials by the end of the first half of 2005. In August 2004, the Company announced that it was adding additional resources to aid enrollment rates in the trials, which were lower than originally expected due to a number of factors, including declining numbers of patients with PAH who are treatment naïve seen at clinical trial sites as well as competing trials. Preliminary indications suggest that the Company’s initiatives to accelerate enrollment to meet this target are having a positive effect, although several additional months will be required in order to provide clarity on the Company’s ability to meet its enrollment timing goal. The Company expects to report preliminary results of the trials approximately six months after the completion of patient enrollment. The United States Food and Drug Administration (FDA) has granted orphan drug designation to ambrisentan for the treatment of PAH.

Darusentan: In July 2004, the Company announced the initiation of a Phase IIb clinical trial to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment in the 105 patient trial is progressing in line with expectations. The Company currently expects the trial to be completed mid-year 2005.

The primary objective of the randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant systolic hypertension. Resistant hypertension is defined by The Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation and Treatment of High Blood Pressure sponsored by the National Institutes of Health (JNC7) as the failure to achieve goal blood pressure in patients who are adhering to full doses of an appropriate three-drug regimen that includes a diuretic. Approximately 105 patients will be randomized to darusentan or placebo at approximately 30 investigative sites. Patients will undergo forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day is achieved. The treatment period for the study is 10 weeks.

2004 Third Quarter Financial Highlights

On September 29, 2004, the Company closed on a Private Investment in a Public Entity (PIPE) financing, in which 9,195,400 of new shares of common stock and warrants exercisable for 1,839,080 shares of common stock were issued to institutional and accredited investors for total net proceeds of $57.2 million. The warrants have an exercise price per share of $7.80.

Sales of Perfan I.V. for the three months ended September 30, 2004 were $783,000 versus $707,000 for the same period in 2003. The increase in sales from the prior year period was the result of a more favorable exchange rate. The cost of Perfan I.V. sold as a percentage of sales was 31% for both the three months ended September 30, 2004 and 2003. For the three months ended September 30, 2004, research and development contracts revenue from our research agreement with Novartis was $1.7 million.

Research and development expenses, excluding stock-based compensation expenses, increased 75% to $12.3 million from $7.1 million for the three months ended September 30, 2004 and 2003, respectively. The increase in expenses for the period was primarily due to costs associated with increased patient enrollment in the ESSENTIAL and ARIES trials and costs for initiation of the darusentan Phase IIb trial.

Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 215% to $2.1 million from $663,000 for the three months ended September 30, 2004 and 2003, respectively. The increase was primarily due to an increase in insurance and professional service costs related to being a public company during the current year period and an increase in staffing and related recruiting costs.

2004 Financial Guidance
Financial projections entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial enrollment rates, availability, terms and timing of additional financing transactions and the potential for Myogen to enter into additional licensing or strategic collaborations. The Company plans on updating financial guidance for 2004 when it releases results for each quarter or upon the announcement of material corporate events.

Based upon results through the third quarter, the Company is updating its financial guidance. For the year ending December 31, 2004, the Company presently anticipates:

•	Total product sales of $3.1 million to $3.3 million, an upward revision from previous guidance of $2.8 million to $3.3 million;

•	Total operating expenses, excluding stock-based compensation expenses, of $62 million to $65 million, a downward revision from previous guidance of $62 million to $75 million; and,

•	Basic net loss per share between $2.10 and $2.30, a reduction in anticipated net loss compared to previous guidance of between $2.30 and $2.76.

In addition, based on current spending projections, the Company believes its cash, cash equivalents and investments are sufficient to fund operations at least through the end of 2005.

2005 Milestones
Myogen is working towards several significant milestones in the coming year, including:

•	Completion of ESSENTIAL I & II (enoximone pivotal Phase III) with preliminary, top-line results to be reported mid-year 2005;

•	Completion of the Phase IIb trial of darusentan in resistant systolic hypertension;

•	Completion of patient enrollment in ARIES-1 & 2 (ambrisentan pivotal Phase III) by the end of first half of the year; and

•	Completion of ARIES trials with top-line results to be reported approximately six months after completion of patient enrollment.

Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Wednesday, November 3, 2004 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-366-7417 (domestic) or 303-275-2170 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, November 19, 2004. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11013200#.

About Myogen
Myogen is a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders. Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The Company also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Annual Report on Form 10-K for the year ended December 31, 2003, Myogen’s Form S-3 filed on October 29, 2004 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. The Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market current and new products, difficulties or delays in its clinical trials, difficulties or delays in manufacturing its products, and regulatory developments involving current and future products. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$84,758,241	$44,337,721
Short-term investments	43,909,654	69,914,627
Accrued interest receivable	302,855	607,393
Trade accounts receivable	1,119,867	1,274,861
Research and development contract amounts due within one year	1,000,000	1,625,000
Inventories	360,910	724,282
Prepaid expenses and other current assets	1,224,118	1,434,174

Total current assets	132,675,645	119,918,058
Long-term investments	3,493,384	—
Property and equipment, net	2,280,294	1,304,028
Other assets	38,847	51,238

Total assets	$138,488,170	$121,273,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,153,377	$7,594,935
Accrued liabilities	1,135,858	1,350,114
Current portion of deferred revenue	1,666,667	1,666,667
Current portion of capital lease obligations	49,936	37,015
Current portion of notes payable, net of discount	1,774,479	1,639,246

Total current liabilities	13,780,317	12,287,977
Deferred revenue, net of current portion	1,698,029	2,948,029
Capital lease obligations, net of current portion	109,487	121,617
Notes payable, net of current portion and discount	645,661	1,993,906
Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000,000 shares authorized at September 30, 2004 and December 31, 2003, no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized and 35,722,358 and 26,457,927 shares issued and outstanding as of September 30, 2004 and December 31, 2003, respectively	35,722	26,458
Additional paid-in-capital	286,106,160	229,080,380
Deferred stock-based compensation	(3,207,096)	(6,730,195)
Accumulated other comprehensive (loss) income	(3,723)	22,185
Deficit accumulated during the development stage	(160,676,387)	(118,477,033)

Total stockholders’ equity	122,254,676	103,921,795

Total liabilities and stockholders’ equity	$138,488,170	$121,273,324

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$783,235	$707,013	$2,534,713	$2,071,823
Research and development contracts	1,666,667	—	4,669,962	—

	2,449,902	707,013	7,204,675	2,071,823

Costs and expenses:
Cost of product sold	239,917	220,192	788,621	654,138
Research and development (excluding stock-based compensation expense of $470,155, $501,467, $1,621,286 and $1,243,861, respectively)	12,334,697	7,052,067	39,420,805	24,621,961
Selling, general and administrative (excluding stock-based compensation expense of $473,161, $339,949, $1,655,906 and $862,441, respectively)	2,085,914	662,738	6,368,042	2,564,309
Stock-based compensation expense	943,316	841,416	3,277,192	2,106,302

	15,603,844	8,776,413	49,854,660	29,946,710

Loss from operations	(13,153,942)	(8,069,400)	(42,649,985)	(27,874,887)
Interest income (expense), net	156,412	(55,125)	465,052	(63,379)

Loss before income taxes	(12,997,530)	(8,124,525)	(42,184,933)	(27,938,266)
Income taxes	5,034	5,530	14,421	16,165

Net loss	(13,002,564)	(8,130,055)	(42,199,354)	(27,954,431)
Accretion of mandatorily redeemable convertible preferred stock	—	(4,243,618)	—	(11,583,987)
Deemed dividend related to beneficial conversion feature of preferred stock	—	(39,935,388)	—	(39,935,388)

Net loss attributable to common stockholders	$(13,002,564)	$(52,309,061)	$(42,199,354)	$(79,473,806)

Basic and diluted net loss per common share	$(0.49)	$(50.29)	$(1.59)	$(76.99)

Weighted average common shares outstanding	26,623,208	1,040,108	26,525,466	1,032,200